EXHIBIT 99.1

Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer	Director of Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

For Immediate Release

Wilsons The Leather Experts Inc. Announces
The Closing of $35.0 Million in Financing

MINNEAPOLIS – (BUSINESS WIRE) – July 2, 2004 – Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced that it completed the closing of its private placement of 17,948,718 shares of newly issued Common Stock to three institutional investors at a purchase price of $1.95 per share and the issuance of warrants to the investors to purchase an additional two million shares of Common Stock exercisable for five years, at an exercise price of $3.00 per share. This financing will provide the Company with $35.0 million in new equity before offering expenses. Wilsons Leather intends to use the proceeds from the issuance of the Common Stock to repay its 11 1/4% Senior Notes due August 15, 2004, and for general working capital purposes.

     As additional consideration for the investors’ commitment, Wilsons Leather previously issued warrants to the investors to purchase two million shares of Common Stock exercisable for five years, at an exercise price of $3.00 per share.

     The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. However, as part of the financing, the Company has agreed to file a registration statement on Form S-3 no later than 30 days after the closing of the financing with the Securities and Exchange Commission for purposes of registering the resale of the shares of Common Stock issued in the private placement.

     This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the Company’s securities under the resale registration statement will be made only by means of a prospectus.

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 29, 2004, Wilsons Leather operated 457 stores located in 45 states and the District of Columbia, including 332 mall stores, 108 outlet stores and 17 airport stores. The Company regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with our debt service; changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; dilution to our shareholders as a result of the refinancing; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 763.391.4535 fax — wilsonsleather.com